*On January 12, 2007, DLJ Overseas Partners III, C.V., DLJ Offshore Partners III, C.V., DLJ Offshore Partners III-1, C.V., DLJ Offshore Partners III-2, C.V.,  DLJ MB Partners III GmbH & Co. K.G., Millennium Partners II, L.P. and MBP III Plan Investors, L.P. (collectively, the 'DLJ Entities") entered into a Voting Agreement with Warner Chilcott Limited (now known as Warner Chilcott Public Limited Company) (the "Company") not to vote any shares of common stock of the Company beneficially owned by them in excess of 9.99% of the outstanding shares of the Company.